Exhibit 99.1

CONSENT OF

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

We hereby consent to the use of our opinion letter dated September 16, 2007 to the Board of Directors of PAETEC Holding Corp. included as Annex B to the proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement of PAETEC Holding Corp. (“PAETEC Holding”) on Form S-4 (No. 333-146778) relating to the proposed merger of McLeodUSA Incorporated and a subsidiary of PAETEC Holding, and to the references to such opinion in such proxy statement/prospectus under the headings “SUMMARY – Other Information Regarding the Merger – Fairness Opinion Presented to the Board of Directors of PAETEC,” “THE MERGER – Background of the Merger,” “THE MERGER – Recommendation of PAETEC’s Board of Directors; PAETEC’s Reasons for the Merger” and “THE MERGER – Fairness Opinion Presented to the PAETEC Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ MARK C. BUSH

Name:	Mark C. Bush

Title:	Managing Director

New York, NY

December 3, 2007